Exhibit 99.3

Adjusted Debt to EBITDAR Bank Covenant as of 12/30/08

($’s in $000’s)

Current and Long-Term Debt and Capital Leases	$132,710
Lease-Debt Equivalent*	146,442
Letters of Credit	4,026
Adjusted Debt	$283,178

Net Income – GAAP Basis	$38,168
Impairment and Closing Costs	2,175
Interest Expense	3,844
Income Taxes	19,389
Depreciation and Amortization	37,694
Rent Expense	16,919
Share-Based Compensation Expense	7,745
Pre-Opening Expense	11,604
Proforma Impact of Franchise Acquisitions**	1,953

EBITDAR	$139,491

Adjusted Debt to EBITDAR	2.0	x

* Amount equals 8 times the total annual rent and has been adjusted to reflect a full year impact from any restaurants acquired from franchisees during the trailing four quarters.

** In accordance with the Company’s bank covenants, the Company is to provide proforma adjustments to EBITDAR to reflect a full year’s worth of EBITDAR for restaurants acquired from franchisees during the prior four quarters.